Exhibit 1

EXHIBIT 1

JOINT FILING AGREEMENT

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of Ituran Location and Control Ltd. is being filed on behalf of each of us.

April 18, 2010

Psagot Investment House Ltd. /s/ Eli Bavly —————————————— By: Eli Bavly Title: Vice President

Psagot Mutual Funds Ltd. /s/ Ilan Rokach —————————————— By: Ilan Rokach Title: Chief Investment Officer

Psagot Provident Funds Ltd. /s/ Shlomi Bracha —————————————— By: Shlomi Bracha Title: Vice President – Investments

Psagot Exchange Traded Notes Ltd. /s/ Tal Vardi —————————————— By: Tal Vardi Title: CEO

Psagot Securities Ltd. /s/ Shay Yaron —————————————— By: Shay Yaron Title: CEO